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Lin Cummins
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linda.cummins@arvinmeritor.com

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ArvinMeritor Announces Plans to Divest
Light Vehicle Aftermarket and Coil Coating Businesses
Company to focus resources to better support global OEM customers

TROY, Mich. (Oct. 28, 2004) – ArvinMeritor, Inc. (NYSE: ARM) today announced its plans to divest the company’s Light Vehicle Aftermarket (LVA) business group and to take a non-cash goodwill impairment charge of $190 million, or $2.77 per diluted share, in its LVA business in the fiscal fourth quarter of 2004. In addition, the company announced its plan to divest its Roll Coater coil coating business, a wholly owned subsidiary. These moves are designed to sharpen ArvinMeritor’s focus on supporting its growing list of global Light Vehicle Systems (LVS) original equipment manufacturing (OEM) customers and its Commercial Vehicle Systems (CVS) OEM and aftermarket customers.

        “These divestitures will enable ArvinMeritor to leverage our core competencies in the global automotive and commercial truck markets to provide the innovative solutions that give our OE customers a competitive edge,” said ArvinMeritor Chairman, CEO and President Charles G. “Chip” McClure. “By concentrating our resources – and longstanding engineering and design expertise – on our core competencies, we will continue to generate even more value for our customers and our shareowners.

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        “LVA has earned a strong reputation for providing some of the world’s best-known brands to a diverse and global customer base,” McClure added. “In order for LVA to reach its full potential and succeed in the future, however, it needs to move forward under new owners whose strategic priorities include building critical mass in the business and providing it with product development and brand support.

        “This is a customer-focused business with a long track record of exemplary service and expertly managed logistics and distribution capabilities,” said McClure. “During the sales process, we remain committed to providing excellent service, high-quality products and competitive prices. In doing so, we will continue to strengthen our long-term relationships with the leading Light Vehicle Aftermarket customers.”

        Lehman Brothers has been retained as an advisor for the LVA sale process.

        The company will report the LVA and coil coating businesses as discontinued operations when it reports its fourth-quarter earnings on Nov. 15, 2004. Additional information concerning these actions will be provided at that time.

        “We believe these decisions are necessary steps to improve our financial flexibility and strengthen our long-term profitability,” said McClure.

        The company plans to use the proceeds of the sales of the LVA and coil coating businesses to strengthen the balance sheet and selectively reinvest in ArvinMeritor’s core LVS and CVS business segments. The company expects to complete the divestitures during the 2005 fiscal year.

        ArvinMeritor’s Light Vehicle Aftermarket (LVA) business group supplies exhaust systems, filters, and ride control and motion control products to retailers, distributors and all major car companies around the world. LVA posted more than $0.8 billion in sales during fiscal year 2003, and employs approximately 5,000 people at 21 facilities in seven countries. The strong family of LVA brands has earned customer confidence for quality and value for close to 100 years.

        Roll Coater Inc. is a leading provider of automated, high-speed coil coating services and other value-added metal processing services to a diverse customer base,

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including the transportation, appliance, HVAC, construction, lighting and other industries. The business, which is headquartered in Indianapolis, Ind., is well known for offering innovative and cost-effective solutions to its customers. Roll Coater posted approximately $0.2 billion in sales during fiscal year 2003 and employs approximately 500 people at four facilities in the United States.

        ArvinMeritor, Inc. is a premier $8 billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry.  The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets.  Headquartered in Troy, Mich., ArvinMeritor employs approximately 32,000 people at more than 150 manufacturing facilities in 27 countries.  ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM.  For more information, visit the company’s Web site at: www.arvinmeritor.com.

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This press release also contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad, including foreign currency exchange rates; availability and cost of raw materials; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.